UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

SEVCON, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Sevcon, Inc.

155 Northboro Road

Southborough

MA 01772

Tel (508) 281 5510

Fax (508) 281 5520

www.sevcon.com

January 25, 2017

Dear Stockholder:

You should have received proxy materials for our 2017 Annual Meeting of Stockholders to be held on February 7th. As Sevcon’s Chief Executive Officer – responsible for the successful execution of our business strategy – I ask for your support. Please join some of our most significant stockholders, including the Bassi family, and vote FOR your Board’s proposals on the WHITE proxy card at the meeting.

You may also have received proxy materials from a dissident director, Ryan Morris, who has nominated himself and three individuals he hand-picked as directors in an effort to take effective control of your Board. Ryan has offered no new plans to create value for stockholders and takes unwarranted credit for your Board’s strategy. Please do not be fooled by Ryan’s gross exaggerations about himself and his false claims and innuendo about your Board and management.

Our Electrification Strategy is Already Working

Several years ago – before Ryan joined us – your Board developed a long-term strategy to capture market share ahead of the on-road electrification boom. I and our superb technical team, with the full support of your Board, have been executing the strategy, which is now beginning to produce excellent results, including:

•	Accelerating contract wins from principal automotive manufacturers and Tier 1 suppliers – we foresee potential production revenue of approximately $249 million over the five-to-seven-year production lives of current customization projects.

•	Constant currency revenue growth of 18.3% per year since fiscal 2013, when we expanded our focus from cyclical off-road industrial markets to the expanding on-road electrification markets.

•	Attraction and retention of some of the world’s scarcest premier engineering talent in our target market sectors.

•	Adding much needed technologies such as charging, which we acquired with Bassi.

Capturing these opportunities has required us to make significant investments ahead of revenues in sophisticated hardware engineering resources. These are globally scarce, but we know how to do it, having hired talented recruitment resource in house, and we have been pushing as hard as the worldwide supply will allow. Your Board recognized that this would be at the cost of profitability in the near term, but it is bearing fruit. Sevcon is now poised for significant bottom line growth as the on-road electrification boom takes shape, creating sustainable long-term value for all stockholders.

These benefits flow from Sevcon’s particular expertise – nurtured by your Board for years – including advanced hardware engineering skills, deep industry-specific knowledge, important contacts within the customer base, and expert understanding of product design cycles in all areas of the market. None of these is Ryan Morris’s expertise.

We Believe that Giving Ryan Morris Effective Control Will Hurt Sevcon’s Stockholders

Ryan has been, in our opinion, a disruptive and self-interested director who was removed from his position as Executive Chairman after only four months by the unanimous vote of the rest of your Board. Now we perceive that he is making false and exaggerated claims about his contributions to our success, his plans to improve our results that he has never disclosed, his role on the Board, and the motivations and actions of your other directors. Ryan also falsely claims to own 20% of Sevcon’s outstanding shares when, in reality, he and his affiliated entities own approximately 14%. During 2015, prior to our public announcement of the Bassi acquisition, Ryan feuded with other members of the Board about his desire to invest in the Company at a time the rest of the Board thought was highly inappropriate due to Ryan’s possession of inside information. In addition, although your Board always remains open to considering acquisition proposals that are consistent with maximizing stockholder value, Ryan has expressed the view that the Board should not do so. We view Ryan’s stance on this matter as highly troubling, given your Board’s commitment to ensuring that we entertain any path to value optimization that might be viewed favorably, on a risk-adjusted basis, by the majority of our stockholders. Moreover, in our opinion, he is resisting your Board’s actions to promote accountability to stockholders and he is seeking to gain effective control of your Board without disclosing to you that – based on actual experience – your Board has already given him a vote of No Confidence as a director! We – including my management team – believe that re-electing Ryan Morris as a director of the Company would detract from the value we are creating.

Your Board is Managing the Company Responsibly and for Stockholders’ Benefit

Your Board’s corporate governance practices are responsible and stockholder-friendly. Far from promoting Board entrenchment, the rest of the Board (other than Ryan) unanimously approved de-staggering the Board and allowing stockholders to vote on all directors at this Annual Meeting. Our Board is continually evolving to meet the changes facing the business. We have regular and healthy turnover of directors, and our experienced, independent Nominating and Governance Committee is always seeking new directors who have qualifications that we actually need. We urge you to have faith in their expertise and judgment.

We urge you to protect the value of your investment in Sevcon by voting "FOR" the proposed Charter Amendment and “FOR ALL” the Board’s director nominees.

Since time is short, please vote TODAY. To make sure your vote is received in time, vote by telephone or internet as instructed on the enclosed WHITE proxy card.

Thank you very much for your support, and please feel free to contact me if you have any questions.

Sincerely,

Matt Boyle

Chief Executive Officer and President

Sevcon, Inc.

011 44 7802 260706

matt.boyle@Sevcon.com

If you have any questions about voting your shares, please call The Proxy Advisory Group,

which is assisting us, at (888) 616-2620.

Important Additional Information

Sevcon, Inc., seven of its directors and its executive officers, and Marvin G. Schorr are participants in the solicitation of proxies from Company stockholders in connection with the matters to be considered at the Company's 2017 Annual Meeting. Sevcon has filed a definitive proxy statement and WHITE proxy card with the Securities and Exchange Commission (“SEC”) in connection with such solicitation. COMPANY STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed with the SEC. Shareholders can obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC's website at www.sec.gov, by request to Sevcon, Inc., 155 Northboro Road, Southborough, MA 01772 Attn: Corporate Secretary, telephone: (508) 281-5500, or from the Company's website, http://ir.sevcon.com/sec.cfm.